Exhibit 3.3
                      ARTICLES OF AMENDMENT
               TO THE ARTICLES OF INCORPORATION OF
                   ENNIS BUSINESS FORMS, INC.


      Pursuant  to  the provisions of Article 4.04 of  the  Texas
Business Corporation act, the undersigned corporation adopts the following articles of amendment to its articles of incorporation:

                           ARTICLE ONE

     The name of the corporation is Ennis Business Forms, Inc.

                           ARTICLE TWO

     The following amendment to the Articles of Incorporation was adopted by the shareholders of the corporation effective on June 17, 2004. The amendment to the Articles of Incorporation alters or changes Article One of the original Articles of Incorporation and the full test of the Article is amended to read as follows:

     The name of the corporation is:

                           Ennis, Inc.

                          ARTICLE THREE

      The number of shares of the corporation outstanding at the time of such adoption was 16,393,157, and the number of shares entitled to vote thereon was 16,393,157. The number of shares voted for such amendment was 14,876,196, and the number of shares voted against such amendment was 1,516,961.

                          ARTICLE FOUR

     The holders of all of the shares outstanding and entitled to vote on said amendment have signed a consent in writing pursuant to Article 9.10 adopting said amendment, and any written notice required by Article 9.10 has been given.

Dated effective:  June 17, 2004

                              ENNIS BUSINESS FORMS, INC.


                              By: /s/ Harve Cathey
                                  ------------------------------
                                   Harve Cathey, Vice President
                                   and Secretary